EXHIBIT 99.1

Natick, MA (January 10, 2007) -- Boston Scientific Corporation (NYSE: BSX) today announced preliminary, unaudited net sales for its fourth quarter and full year ended December 31, 2006.

Preliminary net sales for the fourth quarter are estimated to be approximately $2.065 billion. Preliminary worldwide sales for the fourth quarter of the Company’s TAXUS® paclitaxel-eluting coronary stent systems are estimated to be approximately $506 million, of which $329 million are estimated to be in the U.S. Preliminary worldwide sales for the fourth quarter of the Company’s cardiac rhythm management (CRM) Group are estimated to be approximately $489 million, of which $356 million are estimated to be implantable cardioverter defibrillator (ICD) sales.

Preliminary net sales for the year ended December 31, 2006 are estimated to be approximately $7.821 billion. Preliminary worldwide sales for the full year 2006 of the Company’s TAXUS® paclitaxel-eluting coronary stent systems are estimated to be approximately $2.358 billion, of which $1.561 billion are estimated to be in the U.S. Preliminary worldwide CRM sales, since the April 21, 2006 acquisition of Guidant, are estimated to be approximately $1.371 billion, of which $988 million are estimated to be ICD sales.

On a pro-forma basis for 2006 - as though the Company had acquired Guidant on January 1, 2006 - total preliminary Boston Scientific sales were approximately $8.533 billion, and worldwide CRM sales were approximately $2.026 billion of which $1.473 billion are estimated to be ICD sales.

“We are pleased that we are delivering total sales toward the high end of the range we provided at our November 6 analyst meeting,” said Jim Tobin, President and Chief Executive Officer of Boston Scientific. “We are also pleased that the CRM market appears to be growing again, and although we saw a decline in drug-eluting stent penetration and sales, we remain optimistic the market will recover over time.”

At the JP Morgan Healthcare Conference yesterday, Larry Best, Chief Financial Officer, said he believes the drug-eluting stent market is going through a period of correction. He said that while he estimates current U.S. drug-eluting stent penetration rates may be less than 75 percent, he expects them to return to levels in excess of 80 percent.

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Boston Scientific Corporation/Page 2
January 10, 2007

During yesterday’s Conference, slide 26 of the Company’s presentation incorrectly presented for 2006 the mid-point of its previously announced range of worldwide drug-eluting stent revenue. The estimated mid-point should have been reflected as $2.4 billion as opposed to $2.3 billion.

Boston Scientific will announce its final results for the fourth quarter and full year 2006 on a conference call to be held on February 1.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and introduction, clinical trials, regulatory approvals, competitive offerings, intellectual property, litigation, integration of acquired companies, the Company’s overall business strategy, and other factors described in the Company’s filings with the Securities and Exchange Commission.

Non-GAAP Measures

The Company discloses non-GAAP measures that exclude certain charges. These supplemental measures exclude the impact of certain charges such as purchase accounting adjustments, costs associated with acquisitions and investment portfolio activity that are highly variable and difficult to predict. The Company’s non-GAAP adjusted net income also excludes stock-based compensation expense that the Company started recording under FAS 123(R) in the first quarter of 2006. Management uses these supplemental measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business and to establish operational goals and forecasts that are used in allocating resources. Since management finds these measures to be useful, the Company believes that its investors benefit from seeing the Company’s results through the eyes of management in addition to seeing its GAAP results.

The Company recognizes that these charges can have a material impact on the Company’s cash flows and net income. Although the Company believes it is useful for investors to see its core performance free of certain charges, investors should understand that the excluded items are actual expenses that impact the cash available to the Company for other uses. To gain a complete picture of the Company’s performance, management does (and investors should) rely upon the GAAP income statement. The non-GAAP numbers focus instead upon the core business of the Company, which is only a subset, albeit a critical one, of the Company’s performance.

Readers are therefore reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s non-GAAP information may be different from the non-GAAP information provided by other companies.

CONTACT:	Dan Brennan
508-650-8538 (Office)
617-459-2703 (Mobile)
Investor Relations
Boston Scientific Corporation

Boston Scientific Corporation/Page 3
January 10, 2007

Paul Donovan
508-650-8541 (Office)
508-667-5165 (Mobile)
Media Relations
Boston Scientific Corporation

Boston Scientific Corporation
Estimated Non-GAAP Net Sales Reconciliation (Unaudited)

(in millions)	Net Sales	CRM Sales	ICD Sales

GAAP estimated results	$7,821	$1,371	$988

Guidant net sales from January 1, 2006 to April 21, 2006 (acquisition date)	712	655	485

Pro-forma estimated results	$8,533	$2,026	$1,473